Council Bluffs, Iowa ----- February 4, 2014 Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its unaudited financial results for the three months ended December 31, 2013.

Results for the First Quarter of Fiscal 2014

•	Net Income -	$10,860,000
•	Gross Margin -	$14,114,000
•	Modified EBITDA -	$15,844,000
•	Debt Payments -	$12,635,000

SIRE reported net income of $10,860,000 or $826.23 per basic unit for the three months ended December 31, 2013, compared to a net loss of ($8,683,000) or ($660.82) per unit for the three months ended December 31, 2012.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $15,844,000 for the three months ended December 31, 2013, compared to ($1,378,000) for the three months ended December 31, 2012.

SIRE had $15.4 million in cash and cash equivalents and $26.4 million available under revolving loan agreements, for a total cash and available borrowings of $41.8 million at December 31, 2013. The cash flow from operations was $15.8 million compared to $1.1 million for the three months ended December 31, 2013 and 2012, respectively.

Brian Cahill, SIRE's President and CEO stated, “this first quarter of Fiscal 2014, we saw some of the best margins in the history of the company, continuing the trends of the previous three quarters. We experienced and managed through the significant price volatility for corn during the past year, with US corn production recovering well after the 2012 drought. The USDA now estimates the 2013 corn harvest to have been 13.9 billion bushels, a near record volume, with an estimated carryout of 1.6 billion bushels. Corn prices have retreated back below $4.50; we averaged $4.37 per bushel during this first quarter of Fiscal 2014, which is a significant decrease over this past year's price of $7.49."
During the first quarter of Fiscal 2014, SIRE produced 33.2 million gallons of ethanol, well above the 24.3 million gallons during the first quarter of Fiscal 2013. Cahill commented - "we continue to focus on running the plant at full capacity, with a balance of optimizing the yield and profit."
During the first quarter of Fiscal 2014, SIRE continued to meet all debt obligations, with a net pay down of $12.6 million in debt. Due to the fact that all of SIRE's debt has balloon payments in August, 2014, GAAP accounting requires all of this debt to be classified as current in the 10Q filed with the SEC.
SIRE continues to capitalize on its advantage of having a dual-powered ethanol plant, capable of heating with natural gas, or with steam from the nearby power plant, with an updated pricing formula in its contract with MidAmerican

Energy which was effective in January, 2013.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands)

	For the three months ended December 31,
	2013	2012
Revenues	$80,186	$74,327
Cost of Goods Sold	66,072	79,580
Gross Margin	14,114	(5,253)

General and administrative expenses	1,206	1,057
Interest and other expenses, net	2,048	2,373
Net Income (Loss)	$10,860	$(8,683)

Weighted Average Units Outstanding, Basic	13,144	13,139
Weighted Average Units Outstanding, Diluted	25,516	13,139
Net Income (loss) per unit, Basic	$826.23	$(660.82)
Net Income (loss) per unit, Diluted	$454.73	$(660.82)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2013	December 31, 2012
	Unaudited	Unaudited
	in 000's	in 000's

Net Income (Loss)	$10,860	$(8,683)
Interest expense, net	2,051	2,389
Depreciation	2,857	2,849
EBITDA	15,768	(3,445)

Unrealized Hedging loss	76	2,067

Modified EBITDA	$15,844	$(1,378)

Modified EBITDA per unit, basic	$1,205.42	$(104.88)

Statistical Information

	For the three months ended
	December 31, 2013	December 31, 2012
	Quantity	Quantity
Statistical Information (unaudited)
Denatured & undenatured Ethanol (gallons – 000s)	31,511	24,580
Distiller's Grains (tons)	107,029	79,783
Corn Ground (bushels – 000s)	11,932	8,578

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2013	September 30, 2012
	(unaudited)
ASSETS
Current Assets
Cash & restricted cash	$15,727	$12,740
Accounts receivable	9,148	11,163
Inventory	9,700	8,445
Other current assets	1,405	1,205
Total current assets	35,980	33,553
Net property and equipment	140,466	143,184
Other assets	1,572	1,689
Total Assets	$178,018	$178,426

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	13,722	12,330
Current maturities of notes payable	111,260	123,887
Total current liabilities	124,982	136,217
Total long term liabilities	579	612
Total members' equity	52,457	41,597
Total Liabilities and Members' Equity	178,018	178,426

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392